Exhibit 99.1

Gaming Partners International Announces Special Dividend

LAS VEGAS, Nov. 27, 2017 /PRNewswire/ -- Gaming Partners International Corporation (Nasdaq: GPIC) (Company), the leading worldwide provider of casino currency and table gaming equipment, announced today that its Board of Directors has authorized a special cash dividend of $0.12 per common share to be paid no later than 22 December 2017 to shareholders of record as of 8 December 2017. As of 27 November 2017, the Company had 7,932,094 common shares issued and outstanding resulting in an aggregate dividend of $951,851.28.

Commenting on the dividend, Greg Gronau, President and CEO, said, "The Board determined that it was in the shareholders' best interests to pay a special cash dividend for 2017. The dividend of $0.12 per common share reflects the Company's continued profitability during 2017 and the strong balance sheet at 30 September 2017 which included more than $12 million in cash. This dividend payment reflects our past success."

About Gaming Partners International Corporation

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco®, Dolphin® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; table layouts; gaming furniture and table accessories; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in North Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; new products; future share repurchases; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2016, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information, please contact:

Gregory Gronau, Chief Executive Officer and President
+1.702.384.2425

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share amounts and par value)

	September 30,	December 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$ 12,185	$ 10,604
Accounts receivable, net	10,260	11,069
Inventories	16,504	14,987
Prepaid expenses	888	812
Other current assets	2,398	1,620
Total current assets	42,235	39,092
Property and equipment, net	25,168	24,310
Goodwill	10,292	10,292
Intangible assets, net	1,733	1,818
Investment	429	-
Deferred income tax assets	1,431	1,579
Inventories, non-current	1,163	598
Other assets, non-current	2,003	2,310
Total assets	$ 84,454	$ 79,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 3,852	$ 3,466
Accrued liabilities	5,521	5,698
Customer deposits and deferred revenue	4,701	3,679
Current portion of long-term debt	1,390	1,367
Income taxes payable	698	531
Total current liabilities	16,162	14,741
Long-term debt	5,616	6,649
Other liabilities, non-current	187	1,076
Total liabilities	21,965	22,466
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $0.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $0.01 par value,
8,223,077 and 7,932,094 shares issued and outstanding, respectively, as of September 30, 2017, and 8,219,577 and 7,928,594 shares issued and outstanding, respectively, as of December 31, 2016	82	82
Additional paid-in capital	20,155	20,031
Treasury stock at cost: 290,983 shares	(2,263)	(2,263)
Retained earnings	45,232	42,044
Accumulated other comprehensive loss	(717)	(2,361)
Total stockholders' equity	62,489	57,533
Total liabilities and stockholders' equity	$ 84,454	$ 79,999

CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$ 24,635	$ 22,559	$ 59,822	$ 58,996
Cost of revenues	17,455	15,036	42,964	40,187
Gross profit	7,180	7,523	16,858	18,809

Marketing and sales	1,612	1,613	4,814	4,711
General and administrative	2,155	2,129	6,437	6,821
Research and development	360	297	1,018	955
Operating income	3,053	3,484	4,589	6,322
Other income (expense), net	32	43	(51)	(32)
Income before income taxes	3,085	3,527	4,538	6,290
Income tax provision	880	1,080	1,350	1,844
Net income	$ 2,205	$ 2,447	$ 3,188	$ 4,446

Earnings per share:
Basic	$ 0.28	$ 0.31	$ 0.40	$ 0.56
Diluted	$ 0.27	$ 0.30	$ 0.40	$ 0.55
Weighted-average shares of common stock outstanding:
Basic	7,932	7,929	7,930	7,929
Diluted	8,066	8,057	8,061	8,039